Exhibit 99.1

CORPORATE OFFICE

37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANTICIPATES VERY STRONG THIRD QUARTER

INCREASES THIRD QUARTER EARNINGS GUIDANCE TO $.66 — $.67
PER DILUTED SHARE

—Raises Full Year 2006 Estimate to $2.52 to $2.54 per Diluted Share—

Paoli, PA, October 12, 2006 — AMETEK Inc. (NYSE: AME) today announced it expects its third quarter and full year 2006 results to substantially exceed its prior estimates.

The Company now expects third quarter diluted earnings per share to be approximately $.66 to $.67, up from its previous guidance of $.59 to $.61 per diluted share. Third quarter sales are expected to be approximately $464 million, up 35% from the $344.5 million for the third quarter of 2005.

“AMETEK had an outstanding quarter that surpassed our expectations,” stated Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Strong internal growth of approximately 12%, combined with the contributions from acquired businesses drove our top-line growth. Excellent performance in our long-cycle aerospace and power businesses and continued strong results in our process and analytical instrument business drove the internal growth. Earnings are expected to be up sharply as well, with diluted earnings per share up 35% to 37% over last year’s third quarter,” he commented.

“Given our strong year-to-date results and the expectation of continued strength in our markets, we have raised our full year 2006 estimated earnings to a range of $2.52 to $2.54 per diluted share, up from our previous guidance of $2.42 to $2.46 per diluted share,” stated Mr. Hermance.

Earnings Release and Conference Call
AMETEK will issue its Third Quarter Earnings release before the market opens on Thursday October 19, 2006 and will Web cast its investor conference call beginning at 8:30 AM ET that same morning. The live audio Web cast will be available at www.ametek.com and at www.streetevents.com. To access the Web cast from ametek.com, click on “Investors” and a link will be provided to access the Web cast. The call will also be archived at www.ametek.com/investors.

—MORE—

AMETEK INCREASES THIRD QUARTER EARNINGS GUIDANCE

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of approximately $1.8 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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